Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192852

American Energy Capital Partners — Energy Recovery Program, LP

Supplement No. 8 dated February 6, 2015 to the Prospectus dated May 8, 2014

The Prospectus for American Energy Capital Partners — Energy Recovery Program, LP, or the Company, consists of this Supplement No. 8, the Prospectus dated May 8, 2014, Supplement No. 1 dated June 18, 2014, Supplement No. 2 dated July 21, 2014, Supplement No. 3 dated August 14, 2014, Supplement No. 4 dated November 14, 2014, Supplement No. 5 dated November 26, 2014, Supplement No. 6 dated December 24, 2014 and Supplement No. 7 dated January 29, 2015. This Supplement No. 8 will be delivered with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7.

Engagement of Hein & Associates LLP as Independent Registered Public Accounting Firm.  On February 5, 2015, the Company engaged Hein & Associates LLP (“Hein”) as its new independent registered public accounting firm for the fiscal year ended December 31, 2014.

Since the Company’s establishment in October 2013 and through the end of the fiscal year ended December 31, 2014 and the subsequent interim period from January 1, 2015 through February 5, 2015, neither the Company nor anyone acting on behalf of the Company, consulted Hein regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Hein concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Experts.  The following disclosure hereby replaces the last paragraph of the section entitled “Change in Auditor,” as included in Supplement No. 7.

“Change in Auditor

On February 5, 2015, the Company engaged Hein & Associates LLP (“Hein”) as its new independent registered public accounting firm for the fiscal year ended December 31, 2014.

Since the Company’s establishment in October 2013 and through the end of the fiscal year ended December 31, 2014 and the subsequent interim period from January 1, 2015 through February 5, 2015, neither the Company nor anyone acting on behalf of the Company, consulted Hein regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Hein concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).”